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U.S. FILTER                                     NEWS RELEASE
UNITED STATES FILTER CORPORATION


73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098


FOR FURTHER INFORMATION
CONTACT:  DORRIE B. OSBORNE
(619) 340-0098

                       UNITED STATES FILTER CORPORATION
                             TO ACQUIRE OPERATIONS
                         IN SPAIN AND THE NETHERLANDS

PALM DESERT, CALIFORNIA, November 29, 1995 -- United States Filter Corporation (NYSE-USF) announced today that it has signed an agreement to acquire Bekox, S.A. of Madrid, Spain ("Bekox"). Bekox, founded in 1981, designs and manufactures large reverse osmosis systems for industrial and commercial markets throughout Spain and Latin America. Bekox has an installed base of over 400 systems with extensive experience in brackish water and seawater desalinization for domestic and export markets, including industrial, agricultural and resort and small communities. Bekox expects revenues for calendar year 1995 to be approximately $10 million .

"By integrating Bekox with our previously acquired Ionpure and Sation subsidiaries, U.S. Filter will become the largest provider of industrial water treatment systems in Spain. Bekox also has a proven, cost-effective technology to address the growing market for seawater desalinization in the Mediterranean Basin," commented Richard J. Heckmann, Chairman and CEO of U.S. Filter.

U.S. Filter also announced that it has acquired Home Waterbehandeling B.V. and Houseman B.V. of the Netherlands including Houseman N.V. of Belgium from a subsidiary of Thames Water plc. Home is one of the leading water treatment systems providers in the Netherlands. Founded in 1953, Home designs, assembles and installs water purification and wastewater treatment systems for industrial, commercial and hospital markets. Over 30% of Home's revenue derives from maintenance and servicing of its installed base, including service deionization
(SDI) for the Netherlands.

Houseman, founded in 1949, provides water treatment equipment, chemicals and services to industrial users as well as specialty products and services used in steam boilers and cooling systems for the power, petrochemical, pulp and paper, and construction industries. Houseman also provides custom cleaning services for metal parts and equipment.

Home and Houseman expect consolidated annual revenues for calendar year 1995 to exceed $13 million. The Company said that the purchase price for Bekox, Home and Houseman combined was approximately $13,000,000, primarily in cash. "The addition of Home and Houseman to U.S. Filter in Europe significantly strengthens our product and services offering in the Netherlands and Belgium and gives us additional distribution capability for the rest of our products manufactured in Europe and the United States," said Mr. Heckmann of U.S. Filter. "With these two acquisitions, we continue our global expansion through our in-house distribution channels and provide new markets worldwide for all that we do," he said.

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U.S. Filter also announced today that it has received and accepted the resignations from its board of directors of J. Atwood Ives, Chairman and CEO of Eastern Enterprises, and James R. Bullock, President and CEO of Laidlaw, Inc. The Company said that it had previously expanded its board of directors to include both Mr. Ives and Mr. Bullock as a result of contractual obligations to provide seats on its board as a result of the acquisition of Ionpure Inc. and Smogless S.p.A. from Eastern and Laidlaw respectively. Earlier this month Eastern Enterprises' shares were sold in a public offering and Laidlaw's shares were made part of an exchangeable note offering by a subsidiary of Laidlaw. The distribution of the stock and notes eliminated the requirements for the Company to provide the two directorships.

U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of 124 sales and service facilities, including 12 manufacturing plants. In addition, U.S. Filter is a leading International provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.

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